Exhibit 99.1

GREAT PLAINS ENERGY REPORTS FULL-YEAR AND FOURTH QUARTER RESULTS FOR 2011

Kansas City, Mo. (February 27, 2012) — Great Plains Energy (NYSE: GXP) today announced full-year 2011 earnings of $172.8 million or $1.25 per share of common stock outstanding, compared with full-year 2010 earnings of $210.1 million or $1.53 per share.

Lower earnings for the year were primarily due to coal conservation activities and other expenses associated with Missouri River flooding, regulatory lag from higher property taxes and fuel transportation costs and an organizational realignment and voluntary separation program.  Additionally, earnings were impacted by disallowances and other accounting effects resulting from the conclusion of Kansas City Power & Light Company’s (“KCP&L”) and KCP&L Greater Missouri Operations Company’s (“GMO”) Missouri rate cases and an extended Wolf Creek refueling outage.  Results for the year were also driven by a decrease in weather-normalized demand and summer weather that was not as warm as the prior year.

Despite the challenges, Great Plains Energy realized significant accomplishments in 2011. These successes included achieving top-tier customer satisfaction, receiving recognition for reliability, introducing initiatives to streamline its business and expanding its renewable energy portfolio to nearly 600 megawatts.

“In 2011, we concluded the Comprehensive Energy Plan and maintained our focus on providing top-tier service to our customers,” stated Mike Chesser, Chairman and CEO of Great Plains Energy.  “We introduced initiatives to right-size our Company that will reduce costs and enhance operational efficiency.  Despite the impact from Missouri River flooding and economic headwinds, we continued building our solid foundation to meet the needs and expectations of our customers and other stakeholders for years to come.”

During the fourth quarter 2011, Great Plains Energy affirmed earnings guidance for 2012 of $1.35 to $1.55.  Due to slower than expected growth in customer demand and soft wholesale energy market conditions, the Company is lowering its 2012 earnings guidance from $1.35 to $1.55 per share to $1.20 to $1.40 per share.

The Company continues its focus on reducing regulatory lag.  Today it filed rate cases in its Missouri jurisdictions to maintain a reliable electrical system, make renewable energy and environmental investments needed to meet government mandates and expand energy efficiency programs.

Great Plains Energy Full-Year:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Year Ended December 31
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2011	2010	2011	2010
	(millions)
Electric Utility	$199.9	$235.3	$1.44	$1.72
Other	(25.7)	(23.4)	(0.18)	(0.17)
Net income	174.2	211.9	1.26	1.55
Less: Net (income) loss attributable to noncontrolling interest	0.2	(0.2)	-	-
Net income attributable to Great Plains Energy	174.4	211.7	1.26	1.55
Preferred dividends	(1.6)	(1.6)	(0.01)	(0.02)
Earnings available for common shareholders	$172.8	$210.1	$1.25	$1.53

On a per-share basis, the primary factors negatively impacting full-year 2011 reported earnings compared to 2010 were as follows:
•	An estimated effect of $0.09 from coal conservation activities and other related expenses due to Missouri River flooding;
•	Approximately $0.09 due to regulatory lag from higher property taxes and fuel transportation costs;
•
A combined impact of approximately $0.08 from the Company’s organizational realignment and voluntary separation program, as well as disallowances and other accounting effects resulting from the conclusion of KCP&L’s and GMO’s Missouri rate cases;

•	An estimated effect of $0.05 from the extended Wolf Creek refueling outage;
•	About a $0.03 impact from less favorable weather; and
•	Approximately $0.03 from a decrease in weather-normalized demand.
•	Offset by approximately $0.02 of other items.

The full-year 2010 results included a $0.07 loss representing KCP&L and GMO’s combined share of the impact of disallowed construction costs for the Iatan 1 environmental retrofit and Iatan 2 projects.  The Kansas Corporation Commission (“KCC”) excluded these costs from KCP&L’s jurisdictional rate base in its November 2010 rate order.  The Company determined it was probable that the Missouri Public Service Commission (“MPSC”) would disallow those costs as well in KCP&L’s and GMO’s rate cases that were pending at that time.  In accordance with accounting rules, KCP&L’s Missouri jurisdictional portion and GMO’s portion of these costs were recognized as a loss in addition to the KCP&L Kansas jurisdictional portion.

Common stock outstanding averaged 139 million shares, approximately 1 percent higher than full-year 2010.

Great Plains Energy Fourth Quarter:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended December 31
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2011	2010	2011	2010
	(millions)
Electric Utility	$10.0	$2.5	$0.07	$0.02
Other	(8.1)	(7.3)	(0.06)	(0.06)
Net income	1.9	(4.8)	0.01	(0.04)
Less: Net (income) loss attributable to noncontrolling interest	0.2	(0.1)	-	-
Net income (loss) attributable to Great Plains Energy	2.1	(4.9)	0.01	(0.04)
Preferred dividends	(0.4)	(0.4)	-	-
Earnings available for common shareholders	$1.7	$(5.3)	$0.01	$(0.04)

The increase in consolidated earnings for the fourth quarter 2011 compared to 2010 was attributable to a $7.5 million or $0.05 per share increase at the Electric Utility segment which includes KCP&L and the regulated utility operations of GMO.

Common stock outstanding for the quarter averaged 139 million shares, approximately 3 percent higher than the same period in 2010.

In the fourth quarter 2011, Great Plains Energy extended the term of the Company’s $1.25 billion of revolving credit facilities to December 2016.  As of December 31, 2011, approximately $915 million of capacity remained on the revolving credit facilities.

Electric Utility Segment Full-Year:
Full-year 2011 net income for the Electric Utility segment was $199.9 million or $1.44 per share compared to $235.3 million or $1.72 per share in 2010.

Contributing factors to the comparative results versus 2010 were the following:

•
A $17 million increase in gross margin driven by an increase of approximately $83 million from the impact of new retail rates which became effective for KCP&L in Kansas in December 2010 and Missouri in May 2011 and for GMO in June 2011.  The increase in rates was partially offset by the items below:

o	An estimated $16 million impact of coal conservation activities due to flooding resulting in increased fuel expenses and purchased power expenses and reduced wholesale sales;
o	An approximate $12 million revenue effect due to unfavorable weather primarily due to a 6 percent decrease in cooling degree days;
o	An estimated $11 million impact from the extended refueling outage at Wolf Creek;
o	About $11 million revenue impact due to lower weather-normalized demand; and

o	An estimated $7.5 million increase in coal transportation costs not recovered in KCP&L’s Missouri retail rates where there is no fuel recovery mechanism, prior to new rates effective in May 2011;

•	A $55.3 million increase in pre-tax other operating expenses driven by the items below:
o	A $23.4 million increase in plant operating and maintenance expense primarily due to the addition of Iatan 2 to the generation fleet;
o	A $13.1 million increase in general taxes driven by property taxes principally related to Iatan 2;
o	A $13.1 million increase in pension expense corresponding to the resetting of pension trackers with the effective dates of new retail rates at KCP&L and GMO;
o	A $6.8 million increase in amortization of regulatory assets;
o
A $6.2 million loss representing KCP&L and GMO’s combined share of the impact of disallowed construction costs for the Iatan 1 environmental retrofit and Iatan 2 projects and other costs as a result from the conclusion of KCP&L’s and GMO’s Missouri rate cases; and

o	$3.3 million of expenses related to the impact of flooding.

The full-year 2010 results included a $16.8 million loss representing KCP&L and GMO’s combined share of construction costs for the Iatan 1 environmental retrofit and Iatan 2 projects;

•	A $12.7 million pre-tax expense for the organizational realignment and voluntary separation program;

•	A $58.5 million pre-tax reduction in depreciation and amortization expense driven by the following:
o
A decrease of $58.2 million of regulatory amortization to maintain credit metrics for KCP&L in Kansas and Missouri.  The regulatory amortization mechanism was in effect during the Comprehensive Energy Plan but ceased with the implementation of new retail rates for KCP&L in December 2010 and Missouri in May 2011; and

o	$32.7 million from lower depreciation rates established in KCP&L’s recent Kansas and Missouri rate cases.

The above factors were partially offset by $13 million of depreciation due to the addition of Iatan 2 to the generation fleet as well as increased depreciation expense for other capital additions;

•
A $23.1 million decrease in non-operating income and expense due to a decline in the equity component of Allowance for Funds Used During Construction (“AFUDC”) resulting from lower construction work in progress;

•	A $33.8 million increase in interest expense mainly due to a $22.7 million decline in the debt component of AFUDC resulting from lower construction work in progress; and

•	A $14 million decrease in income tax expense due to lower pre-tax income.

Overall retail megawatt-hour (“MWh”) sales were down approximately 2 percent in 2011 compared to 2010 with approximately half of the decline attributable to weather.  Compared to normal levels weather led to an increase in revenue of approximately $49 million.

On a weather-normalized basis, MWh sales fell an estimated 1 percent with declines of 2.4 percent and 1.4 in the residential and industrial sectors partially offset by an increase of 0.3 percent in the commercial sector.

Fleet availability in 2011 was primarily impacted by the Wolf Creek refueling outage that was extended for additional repairs and contributed to a lower generation fleet availability compared to 2010.

Year Ended December 31	2011	2010
Equivalent Availability - Coal Plants	81%	82%
Capacity Factor - Coal Plants	65%	74%

Equivalent Availability - Nuclear	71%	93%
Capacity Factor - Nuclear	72%	94%

Equivalent Availability - Coal and Nuclear	80%	83%
Capacity Factor - Coal and Nuclear	66%	77%

Electric Utility Segment Fourth Quarter:
Quarterly net income for the Electric Utility segment was $10.0 million or $0.07 per share compared to $2.5 million or $0.02 per share in 2010.

Key drivers influencing the segment results included the following:

•
A $14.8 million increase in gross margin mainly due to approximately $24 million in new retail rates at KCP&L and GMO partially offset by an estimated $4 million revenue impact from unfavorable weather and a $4 million revenue impact due to weaker weather-normalized MWh sales as described below;

•
A $15.9 million pre-tax reduction in depreciation and amortization expense driven by the exclusion in the 2011 quarter of $16.1 million of regulatory amortization and $7.6 million from lower depreciation rates established in KCP&L’s recent Kansas and Missouri rate cases.  The reduction was partially offset by $2.5 million of depreciation due to the addition of Iatan 2 to the generation fleet as well as increased depreciation expense for other capital additions; and

•
A $16.4 million increase in interest expense mainly due to a $13.5 million decrease in Iatan 2 carrying costs which was in effect from August 2010 until the time the new retail rates went into effect in Missouri for KCP&L in May 2011 and GMO in June 2011.

Overall MWh sales were down approximately 2 percent in the quarter compared to the 2010 period with nearly half of the decline attributable to weather.  Compared to normal levels the negative revenue effect of weather was approximately $5 million.

On a weather-normalized basis, MWh sales fell an estimated 1.2 percent with declines of 1.4 percent, 0.8 percent and 2.6 percent in the residential, commercial and industrial sectors.

Generation fleet availability was higher than last year primarily due to a scheduled outage at        La Cygne 1 and a forced outage at Wolf Creek both of which impacted the fourth quarter 2010 results.

Three Months Ended December 31	2011	2010
Equivalent Availability - Coal Plants	84%	81%
Capacity Factor - Coal Plants	63%	68%

Equivalent Availability - Nuclear	100%	79%
Capacity Factor - Nuclear	100%	80%

Equivalent Availability - Coal and Nuclear	86%	80%
Capacity Factor - Coal and Nuclear	69%	70%

Other Category Full-Year and Fourth Quarter:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations, non-controlling interest and preferred dividends.  For the full-year 2011, the Other category reflected a loss of $27.1 million or $0.19 per share compared to a loss of $25.2 million or $0.19 per share in 2010.

For the 2011 fourth quarter, the Other category generated a loss of $8.3 million or $0.06 per share compared to a loss of $7.8 million or $0.06 per share in 2010.

Regulatory Update
KCP&L and GMO filed rate requests with the MPSC today requesting a total revenue increase of $189.2 million.  New rates are anticipated to be effective in late January 2013.

Great Plains Energy will post its 2011 Form 10-K, as well as supplemental financial information related to the fourth quarter and full-year performance on its website, www.greatplainsenergy.com.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. ET Tuesday, February 28, 2012, to review the Company’s fourth quarter and full-year 2011 financial results and business outlook.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains

Energy’s website at www.greatplainsenergy.com.  The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (877) 791-9323 (U.S./Canada) or (706) 758-1332 (international) five to ten minutes prior to the scheduled start time.  The pass code is 42206153.

A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company’s website.  A telephonic replay of the conference call will also be available through March 6, 2012 by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international).  The pass code is 42206153.

About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest.  Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name.  More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs, including but not limited to possible further deterioration in economic conditions and the timing and extent of economic recovery, prices and availability, of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission.  Each forward-looking statement speaks only as of the date of the particular statement.  Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Tony Carreño, Director, Investor Relations, 816-654-1763, anthony.carreno@kcpl.com Media: Katie McDonald, Director, Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP).  Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission of electricity by others.  The Company’s expense for fuel, purchased power and transmission of electricity by others, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L’s Missouri retail operations.  As a result, operating revenues increase or decrease in relation to a significant portion of these expenses.   Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment’s operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses.  Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors.  The Company’s definition of gross margin may differ from similar terms used by other companies.  A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
	(millions)
Operating revenues	$486.3	$467.8	$2,318.0	$2,255.5
Fuel	(118.0)	(97.5)	(483.8)	(430.7)
Purchased power	(25.0)	(42.4)	(203.4)	(213.8)
Transmission of electricity by others	(7.1)	(6.5)	(30.2)	(27.4)
Gross margin	$336.2	$321.4	$1,600.6	$1,583.6